Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-66891) of Legg Mason, Inc. of our report dated June 11, 2009 relating to the financial statements of Legg Mason Profit Sharing and 401(k) Plan and Trust as of December 31, 2008 and for the year then ended, which appears in this Form 11-K.

/s/ Stout, Causey & Horning, P. A.

Sparks, Maryland
June 11, 2009